Duff & Phelps Appoints John Kritzmacher to Board of Directors

New York, NY, September 13, 2011 - Duff & Phelps Corporation (NYSE: DUF), a leading independent provider of financial advisory and investment banking services, announced today that John Kritzmacher has joined the company's board of directors. Since October 2008, Kritzmacher has served as executive vice president and chief financial officer of Global Crossing, a global provider of IP-based  telecommunications solutions.

Noah Gottdiener, chief executive officer, said, "As a seasoned executive who possesses deep managerial and technology industry expertise, John is a welcomed addition to our board of directors. Time after time, he has demonstrated the ability to achieve growth and integration across business lines and organizations.  I am confident that John will serve as a valuable resource as Duff & Phelps continues to pursue new growth opportunities and expand our global footprint."

Prior to joining Global Crossing, Kritzmacher served as chief financial officer at Lucent Technologies, where he managed functions including finance, accounting, treasury, tax, internal audit, investor relations and global real estate. Kritzmacher held a range of leadership positions during his 10 years at Lucent, including senior vice president and corporate controller. After playing a key role in planning and executing Lucent's merger with Alcatel in 2006, Kritzmacher became chief operating officer of the Services Business Group at Alcatel-Lucent. In that capacity, he transformed a diverse suite of existing Alcatel and Lucent service functions into a unified global services organization. Earlier in his career, Mr. Kritzmacher occupied a series of financial and operational roles at Lucent's predecessor, AT&T Network Systems.

In addition, Kritzmacher has served on the board of directors for wireless technology provider InterDigital since June 2009. He earned his bachelor's degree in mathematics and economics at Dartmouth College and his MBA in accounting at the New York University Stern School of Business.

About Duff & Phelps

As a leading global provider of financial advisory and investment banking services, Duff & Phelps balances analytical skills, deep market insight and independence to help clients make sound decisions. The firm provides expertise in the areas of valuation, transactions, financial restructuring, alternative assets, disputes and taxation, with more than 1,000 employees serving clients from offices in North America, Europe and Asia. Investment banking services in the United States are provided by Duff & Phelps Securities, LLC. Member FINRA/SIPC. Investment banking services in the United Kingdom and Germany are provided by Duff & Phelps Securities Ltd. Duff & Phelps Securities Ltd. is authorized and regulated by the Financial Services Authority. Investment banking services in France are provided by Duff & Phelps SAS. For more information, visit www.duffandphelps.com. (NYSE: DUF)

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